[Savient Letterhead]

Contact:

Mary Coleman Kelly Sullivan / Jennifer Friedman

Savient Pharmaceuticals, Inc. Joele Frank, Wilkinson Brimmer Katcher

information@savient.com ksullivan@joelefrank.com / jfriedman@joelefrank.com

Savient Pharmaceuticals Reports Third Quarter 2011 Financial Results

EAST BRUNSWICK, N.J. - (November 3, 2011) - Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and nine months ended September 30, 2011, which reflect the Company's continuing investment in the U.S. launch of KRYSTEXXA(R) (pegloticase). Savient ended the quarter with $202.7 million in cash and short-term investments, a decrease of $37.6 million for the quarter. For the third quarter of 2011, the Company had a net loss of $27.4 million, or $0.39 per share, on total revenues of $2.6 million, compared with a net loss of $59.4 million, or $0.89 per share, on total revenues of $1.0 million for the same period in 2010. The net loss for the first nine months of 2011 was $71.2 million, or $1.02 per share, on total revenues of $5.9 million, compared with a net loss of $72.7 million, or $1.09 per share, on total revenues of $3.1 million for the same period in 2010.

"As pioneers in the refractory chronic gout market, we have spent the last several quarters building the foundation to support the commercialization of this one-of-a-kind treatment," said John H. Johnson, Chief Executive Officer and President. "Through the validation of the importance of our Phase III clinical data published in JAMA and our expanding education programs, we are increasing awareness and understanding of KRYSTEXXA and beginning to change the lives of patients suffering from refractory chronic gout."

Operational Highlights:

Data from two pivotal KRYSTEXXA (pegloticase) Phase III clinical trials in patients with refractory chronic gout (RCG) were published in The Journal of the American Medical Association. The data published demonstrated that treatment with KRYSTEXXA resulted in significant and sustained reductions in uric acid levels along with clinical improvements in a substantial proportion of RCG patients for six months, a timeframe for demonstrating clinical improvement that is unique in randomized controlled studies of urate-lowering therapies.

Total accounts ordering KRYSTEXXA increased to 329, a gain of 189 for the quarter.

A comprehensive market research study of the U.S. refractory chronic gout market was completed that demonstrated a significant market for KRYSTEXXA.

Four abstracts were accepted for presentation at the American College of Rheumatology Congress.

The executive management team expanded with the addition of a very experienced Chief Medical Officer and Chief Financial Officer.

Financial Results of Operations for the Three Months Ended September 30, 2011

Total revenues increased to $2.6 million, or 161%, for the three months ended September 30, 2011, as compared to $1.0 million for the three months ended September 30, 2010.  The higher net sales for the three months ended September 30, 2011 were the result of the Company's launch of KRYSTEXXA, which generated approximately $1.9 million in revenue for the quarter.

Cost of sales increased by $4.2 million to $4.6 million for the three months ended September 30, 2011, from $0.4 million for the three months ended September 30, 2010. The increase for the three months ended September 30, 2011 was substantially due to a $3.4 million charge against income to reserve for excess KRYSTEXXA inventory that had expiration dates such that it was unlikely the product would be sold.

Research and development expenses decreased by $3.1 million, or 35%, to $5.9 million for the three months ended September 30, 2011, from $9.0 million for the three months ended September 30, 2010. The decrease for the three months ended September 30, 2011 was primarily due to costs incurred in the prior year related to commercial batches of KRYSTEXXA that were expensed as research and development expense prior to the U.S. FDA approval. All manufacturing costs for KRYSTEXXA after FDA approval are recorded as inventory as opposed to research and development prior to approval.

Selling, general and administrative expenses increased $15.0 million to $22.3 million for the three months ended September 30, 2011, from $7.3 million for the three months ended September 30, 2010. The higher expenses for the three months ended September 30, 2011 were primarily due to increased selling and marketing expenses associated with the full commercial launch of KRYSTEXXA.

Interest expense on the Company's convertible notes was $3.4 million for the three months ended September 30, 2011.

Conference Call and Webcast

The Company will host a live conference call and webcast beginning at 9:00 a.m. Eastern Time on November 3, 2011 to discuss these results and to answer questions. To participate by telephone, please dial:

Domestic: 866-393-9370

International: 706-679-1207

Conference ID: 17722127

The live and archived webcast can be accessed on the investor relations section of the Savient website at www.savient.com. Please log on to Savient's website fifteen minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.

A telephone replay will be available from 12:00 p.m. Eastern Time on November 3, 2011 through 12:00 a.m. Eastern Time on November 17, 2011 by dialing:

Domestic: 855-859-2056 or 800-585-8367

International: 404-537-3406

Conference ID: 17722127

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA(R)(pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University ("Duke") and Mountain View Pharmaceuticals, Inc. ("MVP"). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin(R) (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company's website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the safety and efficacy of KRYSTEXXA(R), status of our KRYSTEXXA marketing efforts and additional plans related thereto, market demand and reimbursement for KRYSTEXXA, our view of the refractory chronic gout (RCG) market size, and our market expansion plans including our MAA filing before the EMA are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to commercialize KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; our ability to retain the personnel; our reliance on third parties to manufacture KRYSTEXXA; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payers and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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SVNT-I

(Tables to Follow)

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$154,773	$44,791
Short-term investments	47,935	20,070
Accounts receivable, net	3,709	909
Inventories, net	8,004	3,140
Prepaid expenses and other current assets	5,295	2,415

Total current assets	219,716	71,325

Deferred income taxes, net	-	4,200
Property and equipment, net	680	809
Deferred financing costs, net	4,246	-
Other assets (including restricted cash)	1,280	1,284

Total assets	$225,922	$77,618

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,947	$1,601
Deferred revenues	335	428
Deferred income taxes	5,769	-
Accrued interest on convertible notes	1,912	-
Other current liabilities	14,861	16,023

Total current liabilities	29,824	18,052

Convertible notes, net of discount of $56,155	173,845	-
Other liabilities	3,412	10,299
Commitments and contingencies
Stockholders' Equity:
Preferred stock-$.01 par value 4,000,000 shares authorized; no shares issued	-	-
Common stock-$.01 par value 150,000,000 shares authorized; 71,473,000 issued and outstanding at September 30, 2011 and 70,259,000 shares issued and outstanding at December 31, 2010	715	703
Additional paid-in-capital	404,873	364,139
Accumulated deficit	(386,747)	(315,576)
Accumulated other comprehensive income	-	1

Total stockholders' equity	18,841	49,267

Total liabilities and stockholders' equity	$225,922	$77,618

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$2,581	$988	$5,855	$3,068

Cost and expenses:
Cost of goods sold	4,584	421	6,008	998
Research and development	5,858	8,958	17,315	22,521
Selling, general and administrative	22,268	7,265	62,761	16,764

	32,710	16,644	86,084	40,283

Operating loss	(30,129)	(15,656)	(80,229)	(37,215)
Investment income, net	39	33	107	82
Interest expense on convertible notes	(3,406)	-	(11,393)	-
Other (expense) income, net	(141)	(43,729)	1,289	(35,525)

Loss before income taxes	(33,637)	(59,352)	(90,226)	(72,658)
Income tax benefit	(6,245)	-	(19,055)	-

Net loss	$(27,392)	$(59,352)	$(71,171)	$(72,658)

Loss per common share:
Basic and diluted	$(0.39)	$(0.89)	$(1.02)	$(1.09)

Weighted-average number of common and common equivalent shares:
Basic and diluted	70,122	67,047	70,037	66,773